Sub-Item 77I: Terms of New or Amended Securities

Effective March 2, 2016, the Goldman Sachs ActiveBeta(r) Japan Equity ETF and Goldman Sachs ActiveBeta(r) Europe Equity ETF (the "Funds") commenced offering shares ("Shares"). The terms of the Shares for the Funds are described in Pre-Effective Amendment
No. 3 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on September 11, 2015 (Accession No. 0001193125-15-318140).